                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     Emcon
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     EMCON

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 28, 1998

To the Shareholders:

     Please take notice that the Annual Meeting of the Shareholders of EMCON, a California corporation (the "Company") will be held on May 28, 1998, at 3:00 p.m. local time, at the Company's regional office located at 1921 Ringwood Avenue, San Jose, California for the following purposes:

     1. To elect six (6) directors for the ensuing year.

     2. To consider, approve and ratify the adoption of the Company's 1998 Stock Option Plan.

     3. To consider, approve and ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

     4. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 31, 1998 are entitled to notice of, and vote at, this meeting and any continuations or adjournments thereof.

                                          By Order of the Board of Directors

                                          R. MICHAEL MOMBOISSE
                                          Chief Financial Officer,
                                          Vice President -- Legal and Secretary

San Mateo, California
April 23, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                PROXY STATEMENT

                            ------------------------

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                       OF

                                     EMCON

                            400 SOUTH EL CAMINO REAL
                                   SUITE 1200
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 375-1522

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMCON, a California corporation (the "Company" or "EMCON"), of Proxies for use at its Annual Meeting of Shareholders to be held on May 28, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being sent to Shareholders on or about April 23, 1998.

                       SOLICITATION AND VOTING OF PROXIES

     All shares represented by valid Proxies received prior to the meeting will be voted and, where a shareholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no instructions are given on the executed Proxy, the Proxy will be voted in favor of the proposals described. A shareholder who signs and returns a Proxy in proper form will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the meeting and electing to vote in person.

     The voting securities of the Company entitled to vote at the meeting consist of shares of Common Stock. Only shareholders of record at the close of business on March 31, 1998 are entitled to notice of and to vote at the Annual Meeting. The Company's Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. On March 31, 1998, there were 8,572,862 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote.

     The cost of soliciting Proxies will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit Proxies, personally or by telephone, telegraph or letter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information as of February 28, 1998, regarding the ownership of the Common Stock of the Company by (i) all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1997, and (iv) all executive officers and directors of the Company as a group.

                                                            SHARES OWNED(1)
                                                      ---------------------------
                        NAME                          NUMBER OF SHARES    PERCENT
                        ----                          ----------------    -------
Franklin Resources, Inc.(2).........................     1,125,400         13.1%
  901 Mariners Island Blvd. 6th Floor
  San Mateo, CA 94404
Grace & White, Inc.(3)..............................     1,003,600         11.7%
  515 Madison Avenue, Suite 1700
  New York, NY 10022
T. Rowe Price Associates, Inc.(4)...................       600,000          7.0%
  100 E. Pratt Street
  Baltimore, MD 21202
Dimensional Fund Advisors, Inc.(5)..................       514,900          6.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Donald R. Andres(6).................................       229,554          2.7%
Eugene M. Herson(6)(7)..............................       196,288          2.3%
Richard A. Peluso(6)................................       123,711          1.4%
R. Michael Momboisse(6)(7)..........................        73,788             *
Peter Vardy(6)......................................        23,000             *
Gary O. McEntee(6)..................................        19,799             *
Douglas P. Crane(6).................................        17,000             *
Jack M. Marzluft(6).................................         8,300             *
Donald R. Kerstetter(6).............................         8,000             *
Franklin J. Agardy..................................             0             *
All executive officers and directors as a group (9
  persons)(6)(7)....................................       705,440          7.9%

---------------
 *  Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of February 28, 1998, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) As reported in a Schedule 13G amendment filed jointly on September 10, 1997 by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc. Consists of shares held in accounts that are managed by direct and indirect investment advisory subsidiaries of FRI ("Advisory Subsidiaries") pursuant to contracts that give such subsidiaries sole voting and investment power with respect to such shares. Charles B. Johnson and Rupert H. Johnson, Jr. are principal shareholders of FRI ("Principal Shareholders"). FRI, the Advisory Subsidiaries and the Principal Shareholders disclaim any economic interest or beneficial ownership of the shares.

(3) As reported in a Schedule 13G amendment filed on February 17, 1998 by Grace & White, Inc. ("G&W"). Includes 30,000 shares as to which G&W has sole voting power and 1,003,600 shares as to which G&W has sole dispositive power.

(4) As reported in a Schedule 13G amendment filed jointly on February 10, 1998 by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Small Cap Value Fund, Inc. ("Price Small Cap Value"). These securities are owned by various individual and institutional investors including Price Small Cap Value (which owns 600,000 shares) which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) As reported in a Schedule 13G amendment filed on February 11, 1998 by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 514,900 shares of EMCON stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(6) Includes the following numbers of shares of the Company's Common Stock subject to outstanding options which are exercisable within 60 days of February 28, 1998: Donald R. Andres, 23,125; Eugene M. Herson, 160,000; Richard A. Peluso, 43,125; R. Michael Momboisse, 68,250; Peter Vardy, 6,000; Gary McEntee, 5,000; Douglas P. Crane, 8,000; Donald R. Kerstetter, 6,000; Jack M. Marzluft 6,000, and all executive officers and directors as a group, 325,500

(7) Includes shares of the Company's Common Stock beneficially owned and held in trust.

                             ELECTION OF DIRECTORS

     Six (6) directors are to be elected at the Annual Shareholders Meeting. Each nominee will hold office until the next annual meeting of shareholders or until his successor is elected and qualified, unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management's nominees for election to the office of director and certain information with respect to their age and background.

     If a quorum is present and voting, the six (6) nominees receiving the highest number of votes will be elected directors. Abstentions will have no effect on the election.

     Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate. All of the nominees listed below were approved by the Nominating Committee of the Board of Directors:

                                                              DIRECTOR
                      NOMINEE                          AGE     SINCE
                      -------                          ---    --------
Douglas P. Crane...................................    69       1992
Eugene M. Herson...................................    55       1985
Richard A. Peluso..................................    52       1996
Peter Vardy........................................    67       1994
Donald R. Kerstetter...............................    66       1995
Dr. Franklin J. Agardy.............................    65         --

EXECUTIVE OFFICERS

     The executive officers of the Company as of March 14, 1998, are as follows:

        NAME             AGE                 POSITIONS WITH THE COMPANY
        ----             ---                 --------------------------
Eugene M. Herson         55     President, Chief Executive Officer and Director
R. Michael Momboisse     40     Chief Financial Officer, Vice President -- Legal and
                                  Secretary
Richard A. Peluso        52     Vice President
Donald R. Andres         59     Vice President
Gary McEntee             42     Vice President

     Officers serve at the discretion of the Board. There are no family relationships among directors or executive officers of the Company.

     Douglas P. Crane has served as Chairman of the Board since July, 1995 and as a director of the Company since February 1992. Since February 1989, Mr. Crane has served as Chairman of CJM Associates, Inc., a management consulting firm. Mr. Crane currently serves as Chairman of the Board of Trustees of Cogswell Polytechnical College and as a director with the Foundation for Educational Achievement.

     Eugene M. Herson has served as President and Chief Executive Officer of the Company since October 1994 and as a director since March 1985. From November 1990 through October 1994, Mr. Herson served in a number of capacities with the Company including Vice President -- Special Operations from April 1993 to October 1994, Chief Financial Officer from November 1990 through June 1993, and President and Chief Administrative Officer from February 1991 through March 1993.

     R. Michael Momboisse has served as Chief Financial Officer and Vice President -- Legal since July 1993, and Secretary since May 1996. Mr. Momboisse joined the Company as General Counsel in April 1991 and held that position until December 1997. Prior to joining the Company, Mr. Momboisse was an attorney in the Corporate Department of the law firm of Ware & Freidenrich, a Professional Corporation.

     Richard A. Peluso has served as a Vice President of EMCON since the Company's acquisition of Wehran Envirotech, Inc. ("Wehran") in April 1994. Mr. Peluso also serves as Vice President in charge of EMCON's EOC Division, EMCON's wholly-owned operations and construction division. From June 1972 to April 1994, Mr. Peluso served as a Senior Vice President of Wehran.

     Donald R. Andres has been employed by EMCON for 24 years and has served as a Vice President, Regional Vice President or Senior Vice President since 1973 and as a director since May 1995. Mr. Andres will not be standing for reelection to the Board. Mr. Andres currently serves as a Vice President in charge of the Southwest Area of the Company's Professional Services Division. Mr. Andres also served as a member of the EMCON Board of Directors from September 1976 through May 1993.

     Gary O. McEntee has served as Vice President in charge of business development since February 1997. From April 1994 to February 1997 Mr. McEntee served in a number of operating roles including manager of the Company's Northeast and East Consulting areas. Prior to April 1994, Mr. McEntee served as the Chief Operating Officer of Wehran.

     Donald R. Kerstetter has served as a director of the Company since May, 1994. Mr. Kerstetter has served as President of ET Environmental Corporation ("ET"), EMCON's 50/50 joint venture with Turner Construction Company ("Turner") from May 1994 through December 1997. Mr. Kerstetter continues to serve as a member of the ET Board of Directors. Mr. Kerstetter retired in 1996 from his position as an Executive Vice President of Turner, where he was an employee since 1956 and served as an officer since March 1976.

     Peter Vardy has served as a director since July 1994. Mr. Vardy has served as Managing Director of Peter Vardy & Associates, an international environmental consulting firm, since June 1990. From April 1973 through May 1990, Mr. Vardy served as a Vice President of Waste Management, Inc./WMX Technologies,

Inc., a waste management services company. Mr. Vardy currently serves on the Board of Directors of Stericycle, Inc., a major provider of regulated medical waste management services.

     Dr. Franklin J. Agardy has been nominated for election as a director of the Company. Dr. Agardy has served as President of Forensic Management Associates, Inc., a forensic management consulting company specializing in environmental matters since December 1988. From December 1988 to June 1990, Dr. Agardy served as Chairman and Chief Executive Officer of In-Process Technology, Inc., a manufacturer of specialized air pollution control devices. Dr. Agardy continued to serve as a member of the board of directors of Thermatric, Inc., the successor to In-Process Technology, Inc., until April, 1996. Dr. Agardy is also a former Professor of Civil and Environmental Engineering at San Jose State University, where he served from 1962 through September 1971.

     Also currently serving on the Company's Board of Directors is Mr. Jack M. Marzluft. Mr. Marzluft will not be standing for re-election to the Board.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Executive Committee currently consists of Messrs. Crane, Herson, and Vardy. Mr. Crane serves as Chairman of the Committee. The functions of the Executive Committee include implementing general instructions of the Board, approving interim policy matters and approving capital expenditures. The Executive Committee held seven (7) formal meetings during 1997.

     The Audit Committee currently consists of Messrs. Marzluft, Crane and Kerstetter. The functions of the Audit Committee include recommending the independent auditors to the Board of Directors, reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the independent auditors; approving all assignments to be performed by the independent auditors; reviewing transactions between the Company and its officers and directors and instructing the independent auditors, as deemed appropriate, to undertake special assignments. During 1997, the Audit Committee held one formal meeting.

     The Compensation Committee currently consists of Messrs. Kerstetter, Vardy and Marzluft. The Compensation Committee reviews and recommends salaries, bonuses and other compensation for corporate executive officers and other members of senior management. During 1997, the Compensation Committee held three
(3) formal meetings. (See COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.)

     In February 1998, the Board of Directors appointed a Nominating Committee, comprised of Messrs. Crane, Herson, and Vardy, for purposes of nominating the slate of directors for election at the 1998 Annual Shareholders Meeting. The Nominating Committee will consider nominations recommended by shareholders, provided recommendations are submitted in writing on or before the date on which shareholder proposals to be included in the proxy statement for the shareholders' meeting must be received by the Company.

     During 1997, the Board of Directors held four (4) meetings. All directors attended at least 75% of the aggregate number of meetings held by the Board of Directors and meetings held by all committees on which each such director served during his term of office.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries for the fiscal years ended December 31, 1995 and 1996, and 1997, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (hereinafter referred to as the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                                       AWARDS
                                                             ---------------------------
                                   ANNUAL COMPENSATION         RESTRICTED       SHARES
                               ---------------------------       STOCK        UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR  SALARY($)   BONUS($)    AWARD(S)($)(1)    OPTIONS     COMPENSATION($)(2)
 ---------------------------   ----  ---------   ---------   --------------   ----------   ------------------
Eugene M. Herson               1997  $200,000           0              0         50,000         $10,345(3)
  President and Chief          1996  $203,927     $20,000              0              0         $14,845(4)
  Executive Officer            1995  $183,182           0        $23,077         50,000         $15,710(5)
Donald R. Andres               1997  $135,000           0              0              0         $10,000(3)
  Vice President               1996  $134,480           0              0         20,000         $ 3,933(4)
                               1995  $124,346           0              0              0         $ 4,499(5)
Richard A. Peluso              1997  $178,365           0              0         25,000               0(3)
  Vice President               1996  $161,158           0              0              0         $ 4,500(4)
                               1995  $130,000           0        $ 7,789              0         $ 3,895(5)
R. Michael Momboisse           1997  $174,808           0              0         40,000         $ 7,500(3)
  Chief Financial Officer,     1996  $141,057     $18,000              0              0         $11,839(4)
  Vice President -- Legal      1995  $130,000           0        $15,577         28,000         $18,353(5)
  and Secretary
Gary O. McEntee(6)             1997  $137,609     $ 5,000              0         20,000         $24,359(3)
  Vice President               1996        --          --             --             --              --
                               1995        --          --             --             --              --

---------------
(1) Represents the grant of restricted common stock in December 1995, in lieu of salary (valued at $3.625 per share, which was the closing sales price of the Company's common stock on the date of grant) vesting over a three year period as follows: Mr. Herson (6,366 shares); Mr. Andres (2,061 shares), Mr. Peluso (2,149 shares), Mr. Momboisse (4,297 shares); and Mr. McEntee (2,148 shares).

(2) The Company maintains a salary continuation plan ("Salary Continuation Plan") pursuant to which the Company has entered into contracts with Messrs. Herson, Andres, Momboisse and McEntee entitling them to receive payments over various ten-year periods, 60% of which represent salary continuation payments and 40% of which represent compensation for their agreement not to compete with the Company. Salary continuation payments are financed through premiums paid by the Company on life insurance policies whose cash surrender values are used to fund the Company's obligations under the Salary Continuation component ("Salary Continuation Premiums"). In general, 50% of the total benefits vest at the end of the fifth year of participation in the Salary Continuation Plan and the remainder vests in equal annual installments at the end of each of years six through ten. Under the Salary Continuation Plan, Mr. Herson will receive payments aggregating $3,000 per month from November 2000 to October 2010, plus an additional $4,500 per month from November 2004 to October 2014. Mr. Momboisse will receive payments aggregating $1,000 per month from January 2003 to December 2012, plus an additional $2,000 per month from November 2004 to October 2013, plus an additional $1,000 per month from November 2006 to October 2015 and $1,000 per month from July 2007 to June 2016. Mr. McEntee will receive payments aggregating $1,000 per month from November 2004 to October 2014. Mr. Andres is currently receiving payments of $3,000 per month, which payments will continue through December 2002. Payments to a participant under the Salary Continuation Plan commence earlier upon the earliest to occur of (i) the death or disability of the participant or (ii) termination of the participant's employment from the Company.

(3) Consists of (i) Salary Continuation Premiums on behalf of Messrs. Herson, Momboisse and McEntee of $10,345, $7,500 and $4,359 respectively, and (ii) contributions by the Company on behalf of

    Messrs. Andres and McEntee under the EMCON Deferred Compensation Plan in the amounts of $10,000 (vesting over a one year period) and $20,000 (vesting over a six year period), respectively.

(4) Consists of (i) Salary Continuation Premiums on behalf of Messrs. Herson and Momboisse of $10,395 and $7,500, respectively, and (ii) matching contributions by the Company under the EMCON Shared Savings and Profit Sharing Plan (the "401(k) Plan") in the amount of $4,500 on behalf of Mr. Herson, $3,933 on behalf of Mr. Andres, $4,500 on behalf of Mr. Peluso, and $4,339 on behalf of Mr. Momboisse.

(5) Consists of (i) Salary Continuation Premiums on behalf of Messrs. Herson and Momboisse of $11,210 and $14,000, respectively, and (ii) matching contributions by the Company under the 401(k) Plan in the amount of $4,500 on behalf of Mr. Herson, $4,499 on behalf of Mr. Andres, $3,895 on behalf of Mr. Peluso, and $4,353 on behalf of Mr. Momboisse.

(6) Mr. McEntee became an executive officer of the Company in February 1997.

STOCK OPTION EXERCISES AND YEAR-END HOLDINGS

     The following table provides information, with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                           YEAR-END OPTION VALUES(1)

                          NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                           OPTIONS AT 12/31/97       MONEY OPTIONS AT 12/31/97(2)
                       ---------------------------   -----------------------------
        NAME           EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
        ----           -----------   -------------   ------------   --------------
Eugene M. Herson         160,000        65,000         $49,375         $95,625
Donald R. Andres          23,125        10,000         $10,000         $10,000
Richard A. Peluso         43,125        39,375         $71,875         $47,656
R. Michael Momboisse      68,250        43,750         $35,094         $70,031
Gary O. McEntee            5,000        15,000         $ 9,375         $28,125

---------------
(1) None of the named executive officers exercised options in fiscal 1997.

(2) Based on the closing sales price of the Company's common stock on December 31, 1997 of $5.125.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     The Company has entered into agreements with Eugene M. Herson and R. Michael Momboisse providing for severance payments equal to twenty four months of salary and full vesting of any unvested benefits upon a separation from the Company (other than as a result of a termination for cause) within eighteen months after a change of control event. For these purposes, a change of control event is defined as a change of ownership of the Company where the shareholders of the Company, before the event, hold less than 70% of the voting stock of the Company after the event.

     See also footnote 3 to the SUMMARY COMPENSATION TABLE for a discussion of the Salary Continuation Plan and each named executive officer's participation in such plan.

DIRECTOR COMPENSATION

     During the last fiscal year, the Company paid each non-employee director a retainer of $1,000 per month. In addition, under the Company's 1988 Stock Option Plan, as amended (the "1988 Option Plan") each non-employee director has been automatically granted, effective upon completion of each annual shareholders' meeting, a nonstatutory stock option to purchase 2,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, based on the closing price of the Company's shares on the NASDAQ National Market. Such options become fully vested and exercisable on the first day of January following the date of grant, subject to the optionee's continued service as a director up to and as of that date, and remain exercisable until ten years from the date of grant, subject to earlier termination (i) two years after the individual ceases to be a director or (ii) upon a transfer of control of the Company. The 1988 Option Plan expired at the end of 1997 and in its place the Company is proposing to adopt the 1998 Stock Option Plan, pursuant to which non-employee directors will receive similar automatic option grants. See "APPROVAL OF ADOPTION OF 1998 STOCK OPTION PLAN". No other directors of the Company are compensated for their services as members of the Board. From time to time non-employee directors will serve as consultants to the Company with respect to special matters within their areas of expertise, for which they are paid consulting fees. During 1997, Messrs. Crane and Vardy were paid additional consulting fees of $10,000 and $8,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

     In 1997, Donald R. Kerstetter retired from his position as an Executive Vice President of Turner. Mr. Kerstetter serves as a member of the Board of Directors of ET Environmental Corporation ("ET"), the Company's fifty/fifty joint venture with Turner Construction Company. Mr. Kerstetter has served as a director of the Company since February 1995, and currently serves on the Board's Compensation and Audit Committees.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the last fiscal year ended December 31, 1997, (all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with by such persons.)

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, comprised of three non-management members of the EMCON Board of Directors, is responsible for setting and administering the policies governing annual compensation of the Company's executive officers including reviewing compensation levels of members of management, evaluating the performance of management and related matters.

     The salaries for executive officers, including Mr. Herson, the Company's Chief Executive Officer, are based on a review of salaries for comparable positions among competing companies of like size, and are sometimes adjusted annually to take into account cost of living increases, merit increases and adjustments deemed necessary to continue to attract and retain highly qualified executive officers.

     In 1996 the Company instituted a company-wide Pay-for-Performance program covering senior technical and management personnel, up to and including the Chief Executive Officer. Annual bonus compensation under the Pay-for-Performance program at targeted levels of performance, when granted, typically represents between 10% and 30% of total cash compensation. Bonuses are determined by the Compensation Committee and paid to the Company's officers based on their individual performance and the performance of the Company as a whole. Performance is measured for purposes of compensation decisions under the Pay-for-Performance program against goals established by the Committee in consultation with management prior to the fiscal year based on the Company's annual operating plan. The financial goals for the Company for fiscal 1997 related to net revenue, net income and cash flow, and the qualitative goals for the Company included expansion of the Company's operations and enhancement of shareholder value. In 1997, particular emphasis was placed on measuring management's success in improving profitability, continuing to streamline the Company's operations and diversifying the Company's lines of business through the expansion of the Company's Operations and Construction Division.

     The Compensation Committee has also consistently implemented a broad equity ownership program for senior managers, including the grant of stock options and shares of restricted stock subject to continuing vesting commitments to provide additional performance-based incentives and to encourage retention of key personnel. The Company has also implemented a Salary Continuation Plan and a Deferred Compensation Plan providing the opportunity for the payment of extended benefits, subject to a substantially longer up-front vesting period (5 - 10 years) to further assure retention of a select group of top management within the Company. (See "EXECUTIVE COMPENSATION AND OTHER INFORMATION.")

     Shareholders should be aware that the factors on which executive compensation were based in 1997 are not the only factors which may influence the Company's stock value or overall performance, and that the same factors may not be the most significant in any succeeding period. In addition, the achievement of targeted goals by the Company in any period may not be indicative of the Company's future performance. Because the Company's share price responds to many variables in addition to the Company's performance, and because the Compensation Committee's assessment of executive performance involves a degree of subjectivity, the performance-based compensation awarded to executive officers may not bear a direct relationship to the current or future market price of the Company's Common Stock and may not precisely reflect the Company's performance as a whole.

     The Company is aware of provisions of the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to any of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year, and has determined that the Company does not qualify for an exemption under the statute or proposed regulations. The Committee does not believe that the Company's compensation is likely, in the aggregate, to exceed $1,000,000 for any executive officer in any year in the foreseeable future, and therefore has concluded that no action to qualify such compensation for deductibility was necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

                                          COMPENSATION COMMITTEE

                                          Donald R. Kerstetter
                                          Jack Marzluft
                                          Peter Vardy

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total five-year returns on the Company's Common Stock with the NASDAQ OTC Index and an index of peer companies selected by the Company. The Company has selected a group of twelve other environmental companies providing services similar to that of EMCON. A list of these companies follows the graph below.

                               TOTAL RETURN INDEX

        MEASUREMENT PERIOD                                NASDAQ INDEX         PEER GROUP
      (FISCAL YEAR COVERED)               EMCON             COMPOSITE             INDEX
DEC-92                                      100                 100                 100
DEC-93                                     82.5               114.8               96.25
DEC-94                                    38.75              112.21                80.4
DEC-95                                       40               158.7               85.86
DEC-96                                       35              195.19               92.06
DEC-97                                    51.25              239.53               99.87

(1) The companies included in the peer group index are Arcadis NV (ARCAF), Dames & Moore Inc. (DM), Ecology & Environment, Inc. (EEI), GZA Geoenvironmental Tech, Inc. (GZEA), Harding Lawson Associates Grp. (HRDG), ICF Kaiser International, Inc. (ICF), Tetra Tech, Inc. (WATR), TRC Companies, Inc.
    (TRR), Versar, Inc. (VSR), and Weston (Roy F.), Inc. (WSTNA). Information concerning the peer group and the NASDAQ Composite Index was supplied to the Company by S & P Compustat and Nasdaq.

(2) Assumes that $100.00 was invested on December 31, 1992 at the closing sales price of the Company's Common Stock and in each index, and that all dividends were reinvested. Returns are measured through the last trading day of each of the Company's fiscal years. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                APPROVAL OF THE COMPANY'S 1998 STOCK OPTION PLAN

     At the annual meeting, the shareholders will be asked to approve the EMCON 1998 Stock Option Plan (the "1998 Option Plan"). The 1998 Option Plan was adopted by the Board of Directors on February 5, 1998, to become effective upon the date of its approval by shareholders (the "Effective Date"). The 1998 Option Plan is intended to replace the Company's 1988 Stock Option Plan, which expired in January 1998, with a total of 1,558,515 shares still available for grant, but not granted, at the time of expiration.

     Competition for highly qualified individuals in the Company's industry is intense. To successfully attract and retain the best possible candidates for positions of responsibility within the Company, the Board of Directors believes that the Company must continue to offer a competitive equity incentive program. The Board expects that the 1998 Option Plan will be an important factor in attracting and retaining the high caliber employees, directors and consultants essential to the success of the Company and in motivating these individuals to strive to enhance the Company's growth and profitability. The proposed 1998 Option Plan is intended to ensure that the Company will continue to have available a reasonable number of shares to meet these goals. It authorizes the issuance of up to 1,000,000 shares of the Company's Common Stock (subject to adjustment for certain changes in the capital structure of the Company).

     The 1998 Option Plan is also designed to preserve the Company's ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with options granted under the plan.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), sets a limit of $1 million on the amount of compensation paid to each of the Company's chief executive officer and four other most highly compensated executive officers that the Company may deduct as an expense for federal income tax purposes. In combination with other types of compensation received by these employees, it is possible that their option-related compensation could exceed this limit in a particular year. However, Section 162(m) exempts certain "performance-based compensation" from this limit. To permit compensation attributable to options granted under the 1998 Option Plan to qualify as performance-based compensation, the 1998 Option Plan limits the number of shares for which options may be granted in any fiscal year to any employee, including the Company's executive officers, to a maximum of 125,000. This grant limit is subject to appropriate adjustment in the event of certain changes in the Company's capital structure.

SUMMARY OF THE 1998 OPTION PLAN

     The following summary of the 1998 Option Plan is qualified in its entirety by the specific language of the 1998 Option Plan, a copy of which is available to any shareholder upon request.

     General. The purpose of the 1998 Option Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract, retain and reward the Company's employees, directors and consultants and by motivating such persons to contribute to the Company's growth and profitability. The 1998 Option Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Code and the grant to employees, directors and consultants of nonstatutory stock options.

     Shares Subject to Plan. A maximum of 1,000,000 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued under the 1998 Option Plan. However, in order to comply with the requirements of the exemption under Section 162(m) of the Code for performance-based compensation, the 1998 Option Plan provides that no employee may be granted in any fiscal year of the Company options which in the aggregate are for more than 125,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the 1998 Option Plan, the Grant Limit, the automatic outside director grants discussed below and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option are repurchased by the Company at their original exercise price, the expired or repurchased shares are returned to the 1998 Option Plan and again become available for grant.

     Administration. The 1998 Option Plan will be administered by the Board of Directors or a duly appointed committee of the Board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this discussion, the "Board" shall refer to either the Board of Directors or such committee thereof.) Subject to the provisions of the 1998 Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to the Company upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend, modify, extend, cancel, renew, or grant a new option in substitution for, any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option, including with respect to the period following an optionee's termination of service with the Company. The 1998 Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan The Board will interpret the 1998 Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1998 Option Plan or any option.

     Eligibility. Options may be granted under the 1998 Option Plan to employees , directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. In addition, options may be granted to prospective service providers in connection with written employment offers, provided that no shares may be purchased prior to such person's commencement of service. As of February 28, 1998, the Company had approximately 978 employees, including five executive officers, seven directors and no consultants who would be eligible under the 1998 Option Plan. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options.

     Terms and Conditions of Options. Each option granted under the 1998 Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each incentive stock option may not be less than the fair market value of a share of the Common Stock on the date of grant, while the exercise price of a nonstatutory stock option may not be less than 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Shareholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of February 28, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $5.00 per share.

     The 1998 Option Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price or by means of a promissory note if the optionee is an employee, by such other lawful consideration as approved by the Board, or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

     Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. The maximum term of an incentive stock option granted under the 1998 Option Plan is ten years, provided that an incentive stock option granted to a Ten Percent Shareholder must have a term not exceeding five years. However, in general, the Board currently intends to limit the terms of all options granted under the 1998 Option Plan to a period of five years. An option generally will remain exercisable for one month following the optionee's termination of service, provided that if termination results from the optionee's death or disability, the option generally will remain exercisable for six months. In any event the option must be exercised no later than its expiration date. The Board, in its discretion, may provide for longer post-service exercise periods in particular instances.

     Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options granted under the 1998 Option Plan may be assigned or transferred to the extent permitted by the Board and set forth in the optionee's option agreement.

     Automatic Grant of Outside Director Options. In addition to authorizing the Board to grant options to employees, directors and consultants on a discretionary basis, the 1998 Option Plan provides for the automatic grant of options to outside directors. For purposes of the 1998 Option Plan, an "outside director" is a member of the Board of Directors who, at the time of grant, is neither an employee of the Company or any parent or subsidiary thereof nor an individual who performs services (as an employee, consultant, director or otherwise) to any entity that beneficially owns more than five percent of the total combined voting power of all classes of stock of the Company. Upon the completion of each annual meeting of the shareholders on or after the Effective Date, each person then serving as an outside director will be granted automatically an option to purchase 2,000 shares of Common Stock (an "Outside Director Option"). The per-share exercise price of each Outside Director Option will equal the fair market value of a share of Common Stock on the date of grant, generally the closing price reported on the Nasdaq National Market. Generally, each Outside Director Option will become exercisable in full on January 1 immediately following the date of grant and, unless earlier terminated under the terms of the 1998 Option Plan, will expire five years after the date of grant. Outside Director Options will remain exercisable for two years following the director's termination of service for any reason, provided that in no event may the option be exercised after its expiration date.

     Change in Control. The 1998 Option Plan defines a "Change in Control" of the Company as any of the following events upon which the shareholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company or its successor: (i) a sale or exchange by the shareholders in a single or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. The 1998 Option Plan authorizes the Board to provided in any option agreement under the plan (other than an agreement documenting an Outside Director Option) for acceleration of the vesting and exercisability of options upon such circumstances in connection with a Change in Control and to such extent as the Board determines in its discretion. Each outstanding Outside Director Option will become exercisable in full automatically upon a Change in Control. To the extent that the outstanding options are not assumed, replaced or exercised prior to the Change in Control, they will terminate.

     Termination or Amendment. The 1998 Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock options must be granted within ten years of the date on which the Board adopted the 1998 Option Plan. The Board may terminate or amend the 1998 Option Plan at any time. However, without shareholder approval, the Board may not amend the 1998 Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require shareholder approval under any applicable law, regulation or rule. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve an option's status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

  SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the U.S. federal income tax consequences under current law of participation in the 1998 Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. The tax rate applicable to any capital gain will depend upon a number of factors, including the date on which the optionee acquired the shares, the optionee's holding period, and the optionee's ordinary income marginal tax rate. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is treated as an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company's right to repurchase them at the original exercise price upon the optionee's termination) and are not transferable, in which case the determination date is the earlier of
(i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The tax rate applicable to any capital gain will depend upon a number of factors, including the date on which the optionee acquired the shares, the optionee's holding period, and the optionee's ordinary income marginal tax rate. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

  NEW PLAN BENEFITS

     No options will be granted under the 1998 Option Plan prior to its approval by the shareholders of the Company. With the exception of the automatic grant of options to Outside Directors, future grants under the 1998 Option Plan will be made at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the 1998 Option Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the optionees.

Consequently it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the 1998 Option Plan. In fiscal 1998, Outside Director Options exercisable for an aggregate of 8,000 shares of the Company's Common Stock will be granted to the Outside Directors nominated for election, consisting of Messrs. Crane, Kerstetter, Vardy and Agardy, under the 1998 Option Plan, assuming the plan is approved by the shareholders and that each such director standing for reelection at the Annual Meeting is elected.

  VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

     The affirmative vote of a majority of the shares represented and voting at the Annual Meeting, provided that a quorum is present and that the shares voting affirmatively constitute at least a majority of a quorum, shall be required to approve the 1998 Option Plan.

     The Board of Directors believes that adoption of the proposed 1998 Option Plan is in the best interests of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1998 OPTION PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 1998. Ernst & Young LLP has served in such capacity since its appointment on May 27, 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. If the appointment is not approved, the Board of Directors will consider the selection of other independent auditors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of shareholder intended to be presented at the next annual meeting of shareholders of the Company (i) must be received by the Company at its offices at 400 S. El Camino Real, San Mateo, California 94402 no later than December 31, 1998, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company Proxy Statement for that meeting

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the meeting is as herein above set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          R. MICHAEL MOMBOISSE
                                          Chief Financial Officer,
                                          Vice President -- Legal and Secretary

Dated: April 23, 1998

               PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF EMCON

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned hereby appoints Douglas P. Crane and Eugene M. Herson, and each of them, as proxies for the undersigned, with full power of substitution, to vote any and all shares of Common Stock in EMCON (the "Company"), held by, owned by or standing in the name of the undersigned on the Company's books on March 31, 1998, at the Annual Meeting of Shareholders of the Company, to be held at the Company's regional office located at 1921 Ringwood Avenue, San Jose, California on May 28, 1998 at 3:00 p.m. local time, and at any continuation or adjournment thereof, with all the powers which the undersigned would possess if personally present at the meeting.

The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as herein above specified with respect to the two proposals on the reverse side, or if no specification is made, to vote in favor thereof. The shares represented by the Proxy will be voted in accordance with specifications made in this Proxy.

The undersigned hereby further confers upon such proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) the accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 1997 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

                        (To be signed on the other side)

                              FOLD AND DETACH HERE

The Board of Directors recommends a vote "FOR" the following:

                                                                     WITHHOLD
                                                    FOR             AUTHORITY
                                              nominees listed      to vote for
                                             (except as marked   nominees listed
                                             to the contrary):       at left

1. Election of the following directors:             [ ]                [ ]
   Nominees: Douglas P. Crane,
   Eugene M. Herson, Richard A. Peluso,
   Donald R. Kerstetter, Peter Vardy,
   and Dr. Franklin J. Agardy

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

                                                     FOR    AGAINST    ABSTAIN

2. Approval and ratification of the adoption         [ ]      [ ]        [ ]
   of the Company's 1998 Stock Option Plan.

3. Ratification of the appointment of                [ ]      [ ]        [ ]
   Ernst & Young LLP as the Company's
   independent auditors.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.


Signature(s)                                          Date
            ----------------------------------------      ---------------------

Sign exactly as your name appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the President or vice President and the Secretary, and the corporate seal should be affixed thereto. Executors and administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date this Proxy.


                              FOLD AND DETACH HERE